SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
          Date of report (Date of earliest event reported) May 7, 1999

                             Global Intellicom, Inc.
               (Exact Name of Registrant as Specified in Charter)

           Nevada                   0-26684                 13-3797104
(State or Other Jurisdiction      (Commission             (IRS Employer
      of Incorporation)            File Number)          Identification No.)

                   630 Fifth Avenue, New York, New York 10111
               (Address of Principal Executive Offices) (Zip Code)
        Registrant's telephone number, including area code (212) 332-7918

                   747 Third Avenue, New York, New York 10017
          (Former Name or Former Address, if Changed Since Last Report)

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Item 5. Other Events.

      On May 7, 1999, the Registrant filed a report with the Federal Bureau of Investigation ("FBI") to the effect that in connection with the closing of offices of Global InSync, Incorporated, Vircom TG, Inc. and Vircom, Inc., all of which are subsidiaries of the Registrant, the Registrant suffered losses of inventory, equipment and fixed assets totaling approximately $2,000,000. The inventory losses include inventory necessary for the completion of work in progress. The equipment losses include computers and peripherals, including the computer servers which contained the data necessary for the preparation of the operating results of these subsidiaries. The fixed assets include furniture and fixtures at the various offices. The Registrant's operations for 1999 will be severely adversely effected by these losses.

      The Registrant believes that the losses at the various offices are related and are the result of wrongful acts by former employees. Accordingly, the Registrant has also reported these losses to its insurance carrier. However, the Registrant has not received the insurance carrier's response to its claim.

      As a result of the loss of the computer servers, the Registrant has been unable to complete its financial reports for the year ended December 31, 1998 and will be unable to compete its Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 in a timely fashion. The Registrant will make every effort to complete these reports, but can give no assurance as to when it will be able to do so.

      As a result of these losses, the Registrant's plan to spin off a minority interest in its cabling subsidiary to its shareholders is being delayed because the Registrant can not currently prepare the required financial information.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Global Intellicom, Inc.
Date: May 14, 1999                              By: /s/ N. Norman Muller
                                                    ---------------------
                                                    N. Norman Muller, Chairman